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                                  EXHIBIT 11.1

                 CANANDAIGUA WINE COMPANY, INC AND SUBSIDIARIES

        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                      (in thousands, except per share data)


                                               For the Six Months Ended                      For the Years Ended August 31,
                                        -----------------------------------   --------------------------------------------------
                                        February 29, 1996  February 28, 1995        1995             1994              1993
                                        -----------------  -----------------  -----------------  --------------  -----------------
                                                              (unaudited)
Net income per common and
 common equivalent share:                PRIMARY  FULLY   PRIMARY  FULLY      PRIMARY  FULLY    PRIMARY   FULLY    PRIMARY  FULLY
                                                  DILUTED          DILUTED             DILUTED            DILUTED           DILUTED
                                         -------  ------- -------  -------    -------  -------  -------   -------  -------  -------

Net income available to common
 and common equivalent shares            $3,322  $3,322  $ 20,320  $ 20,320  $ 41,020  $ 41,020  $ 11,733  $11,733  $15,604  $15,604
Adjustments:
  Assumed exercise of convertible debt      -       -        -          -         -       -        -          419     -        2,597
Net income available to common and       ------  ------  --------  --------   -------  --------  --------  -------  -------  -------
 common equivalent shares                $3,322  $3,322  $ 20,320  $ 20,320  $ 41,020  $ 41,020  $ 11,733  $12,152  $15,604  $18,201
                                         ------  ------  --------  --------   -------  --------  --------  -------  -------  -------
Shares:
Weighted average common shares
 outstanding                             19,611   19,611   17,989    17,989    18,776    18,776    15,423   15,423   11,820   11,820
Adjustments:
(1) Assumed exercise of convertible debt    -        -       -        -           -         -        -         544     -       3,239
(2) Assumed exercise of incentive stock
    options                                 260      260      284       285       252       302       227      257      144      144
(3) Assumed exercise of options             135      135       71        73       120       218       134      177     -        -
                                         ------  -------  -------  --------   -------  --------  --------  -------  -------  -------
Weighted average common and common
 equivalent shares outstanding           20,006   20,006   18,344    18,347    19,148    19,296    15,784   16,401   11,964   15,203
                                         ------  -------  -------  --------   -------  --------  --------  -------  -------  -------
Net income per common and
 common equivalent share                   $.17    $ .17   $ 1.11    $ 1.11     $2.14     $2.13     $ .74     $.74    $1.30    $1.20
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